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                                                                    EXHIBIT 99.1

Press Release

SOURCE: Level 8 Systems, Inc. and Cicero Technologies, Inc.

Level 8 Systems Secures Exclusive License And Cicero Trademark From Merrill
Lynch

Merrill Lynch Broadens Relationship With Level 8

CARY, N.C. and NEW YORK, Jan. 8 --

Level 8 Systems, Inc. (Nasdaq: LVEL), and Merrill Lynch & Co., Inc. (NYSE: MER), today announced that they are broadening a strategic relationship forged in August 2000. Under the terms of the agreement, Level 8 will extend the exclusive, perpetual license to develop and sell the Cicero(R) application integration software commercially and will also obtain ownership of the Cicero registered trademark. In exchange, Merrill Lynch will receive 250,000 shares of stock of Level 8 Systems, Inc., bringing the total that Merrill Lynch owns to approximately 1.2 million shares. In addition, Merrill Lynch will enter into a revenue sharing agreement that enables them to receive royalties on future Cicero software sales. Merrill Lynch credits Cicero as being one of the factors in its 2000 Call Center of the Year award for the Finance and Banking industries by Call Center Magazine.

"This agreement reflects Merrill Lynch's support of our strategy to bring the best application integration software to a market that has been using inefficient home grown solutions," said Tony Pizi, CEO of Level 8 Systems. "We have a strong value proposition to offer enterprise customers with Cicero software's ability to organize diverse business processes by rapidly integrating existing applications and legacy systems into a cohesive, task- centric user interface that increases customer satisfaction, agent productivity and company revenue."

About Level 8 Systems

Level 8 Systems, Inc. (Nasdaq: LVEL) -- a global provider of high- performance, application integration software -- provides solutions that enable an organization's ability to extend the life of its IT investment and maximize the value of multiple business systems. Level 8 technologies, products, and services help industries such as financial services, telecommunications, utilities, travel and hospitality, and retail. More information is available on the Level 8 web site at http://www. level8.com.

About Merrill Lynch

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Merrill Lynch is one of the world's leading financial management and advisory companies with offices in more than 40 countries and total client assets of more than $1.5 trillion. As an investment bank, it is the top global underwriter of debt and equity securities and a leading strategic advisor to corporations, governments, institutions and individuals worldwide. Through Merrill Lynch Investment Managers, the company is one of the world's largest managers of financial assets. For more information on Merrill Lynch, please visit http://www.ml.com.

Level 8 Systems is a registered trademark of Level 8 Systems, Inc. Level 8 and the Level 8 Systems logo are trademarks of Level 8 Systems, Inc. Cicero is a registered trademark of Level 8 Systems, Inc. and/or its affiliates in the U.S. and certain other countries. All other product and company names mentioned herein are for identification purposes only and are the property of, and may be trademarks of, their respective owners.

SOURCE: Level 8 Systems, Inc. and Cicero Technologies, Inc.